EXHIBIT 5.1
Opinion of Counsel

January 16, 2009

Board of Directors
Asia Global Holdings Corp.
1601-1604 CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong

Re:  Form S-8 Registration Statement Opinion of Counsel

Gentlemen:

I have acted as counsel to Asia Global Holdings Corp., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 10,000,000 shares of its $0.001 par value common stock (“Plan Shares”), which are issuable pursuant to the Company’s 2009 Non-Qualified Incentive Stock Compensation Plan.

In my representation I have examined such documents, corporate records, and other instruments as have been provided to me for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Base upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Plan Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a)          In rendering my opinion I have assumed that, at the time of each issuance and sale of the Plan Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b)          In my examination of all documents, certificates and records, I have assumed without investigation, the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies.

I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c)           My opinion is based solely on and limited to the federal laws of the United States of America and the laws of Nevada.  I express no opinions as to the laws of any other jurisdiction.

Very truly yours,

By:	/s/ Fletcher A. Robbe
Fletcher A. Robbe, Esq.